EX 99.28(d)(11)(ii)

Amendment to the Investment Sub-Advisory Agreement Between
Jackson National Asset Management, LLC, Mellon Capital Management
Corporation, and Jackson Variable Series Trust

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), Mellon Capital Management Corporation, a corporation organized under the laws of Delaware and registered investment adviser (the “Sub-Adviser”) and Jackson Variable Series Trust, a Massachusetts business trust (the “Trust”).

Whereas, the Adviser, the Sub-Adviser, and the Trust entered into an Investment Sub-Advisory Agreement effective as of the 27th day of April, 2015 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the Trust.

Whereas, the Sub-Adviser has agreed to replace Templeton Asset Management Ltd. as sub-adviser for the JNL/Franklin Templeton Frontier Markets Fund of the Trust, which will subsequently be renamed the JNL/Mellon Capital Frontier Markets 100 Index Fund.

Whereas, pursuant to this sub-adviser replacement, the Adviser, the Sub-Adviser, and the Trust have agreed to amend Schedule A and Schedule B of the Agreement to add the JNL/Mellon Capital Frontier Markets 100 Index Fund (the “Fund”), and to revise the current fee schedule for the Fund.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 28, 2015, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 28, 2015, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 2nd day of July 2015, effective September 28, 2015.

Jackson National Asset Management, LLC		Mellon Capital Management Corporation

By:	/s/ Mark D. Nerud	By:	/s/ Rose Huening-Clark
Name:	Mark D. Nerud	Name:	Rose Huening-Clark
Title:	President and Chief Executive Officer	Title:	Managing Director

Jackson Variable Series Trust

By:	/s/ Diana R. Gonzalez
Name:	Diana R. Gonzalez
Title:	Assistant Vice President

Schedule A
Dated September 28, 2015
(Funds)

JNL Tactical ETF Conservative Fund
JNL Tactical ETF Moderate Fund
JNL Tactical ETF Growth Fund
JNL/Mellon Capital Frontier Markets 100 Index Fund

Schedule B
Dated September 28, 2015
(Compensation)

Fund	Assets	Annual Rate (Based on Average Net Assets of each Fund)
JNL Tactical ETF Conservative Fund	$0 to $50 million $50 to $100 million $100 to $750 million Over $750 million	0.090% 0.060% 0.030% 0.015%
JNL Tactical ETF Moderate Fund	$0 to $50 million $50 to $100 million $100 to $750 million Over $750 million	0.090% 0.060% 0.030% 0.015%
JNL Tactical ETF Growth Fund	$0 to $50 million $50 to $100 million $100 to $750 million Over $750 million	0.090% 0.060% 0.030% 0.015%
JNL/Mellon Capital Frontier Markets 100 Index Fund	$0 to $50 million $50 to $100 million $100 to $750 million Over $750 million	0.09% 0.06% 0.03% 0.015%